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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 28 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 25, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997
Annual Report to Shareholders of SEI Institutional Managed Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "General Information" in the Prospectuses and under the headings "Experts" and "Financial Statements" in the Statement of Additional Information.



Price Waterhouse LLP


Philadelphia, PA
January 26, 1998